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                                                              EXHIBIT 10.74
                         SOFTWARE DISTRIBUTION AGREEMENT

      THIS AGREEMENT is by and between MegaSystems, LP (hereinafter "MEGASYSTEMS") with principle offices at 2150-A Northmont Parkway, Duluth Georgia, 30096, USA and Heartsoft, Inc. (hereinafter "HEARTSOFT"), with principal offices at 3101 North Hemlock Circle, Broken Arrow, OK 74012 USA.

                                   WITNESSETH:
      WHEREAS, HEARTSOFT has created, owns, and produces certain computer programs in the form of program packages for use on computer systems and is the owner of documentation, and related information, including the intellectual property rights pertaining thereto; and

      WHEREAS, MEGASYSTEMS has successfully established a network and process for the distribution of computer software through a variety of retail channels; and

      WHEREAS, HEARTSOFT desires to distribute its computer software products through the retail distribution network established by MEGASYSTEMS; and

      WHEREAS, Both parties believe that the relationship established herein will be to their mutual advantage;

      NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

      1. SERVICES. During the term of this Agreement, MEGASYSTEMS agrees to act as the sales agent for HEARTSOFT for all retail distribution of the HEARTSOFT INTERNET SAFARI-TM- (hereinafter "Safari") software product. In its role as sales agent, MEGASYSTEMS shall actively promote Safari to its retail representatives, retail distributors and retail companies. It is explicitly acknowledged by both parties that MEGASYSTEMS shall not act as the sales agent for Safari within the educational or curriculum marketplaces.

      2. TERM. This Agreement shall be for a term of one (1) year, commencing on July 15, 2001 and ending on July 14, 2002, unless sooner terminated in accordance with the provisions of this Agreement. Provided that neither MEGASYSTEMS nor HEARTSOFT has delivered notice to the contrary within thirty
(30) days of the expiration date, this Agreement shall be extended automatically at the end of the expiration date above for a period of six (6) months under the same terms and conditions as herein stated. Thereafter, this Agreement shall be automatically extended for successive six (6) month periods if neither MEGASYSTEMS nor HEARTSOFT provides termination notice to the other within thirty
(30) days of each applicable extension period.


      3. DUTIES OF MEGASYSTEMS. MEGASYSTEMS shall use its best efforts to promote distribution of Safari throughout its retail distribution channels. MEGASYSTEMS will act as the

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primary point of contact with its network of retailers, distributors, representatives and agents (the "retail distribution network"). This would include (but not be limited to) such activities as:

      a) Distribution of samples and sales literature
      b) Basic product education
      c) Coordination of special sales promotions (all jointly approved with HEARTSOFT)
      d) Accumulation and distribution of sales figures, whenever available
      e) Obtaining approval from HEARTSOFT for any "other expenses" (noted in
         Section 8 of Agreement) prior to incurring such expenses, examples being rebate programs, marketing development funds, and promotional items.

      3.1 MEGASYSTEMS shall accept primary responsibility for the processing of orders received from its retail distribution network. MEGASYSTEMS agrees that all orders for Safari are subject to acceptance or rejection by HEARTSOFT. Accordingly, MEGASYSTEMS is hereby granted only the authority to solicit orders for Safari, and has neither expressed or implied authority to accept any order on behalf of HEARTSOFT, or to enter into any written or oral contract or agreement of any nature on behalf of HEARTSOFT, unless so authorized in writing by HEARTSOFT.

      3.2 MEGASYSTEMS shall also have lead responsibility for generating invoices to and coordinating payment from the retail distribution network. MEGASYSTEMS will also coordinate and process product returns, although any shipping expense for returned product shall be the responsibility of HEARTSOFT. The goal of these activities is to provide, whenever practical, a single point-of-contact for the retail distribution network. MEGASYSTEMS agrees that any product in resalable condition will be returned to HEARTSOFT and that when Safari boxes are damaged that the media in the damaged boxes will be removed and returned to HEARTSOFT.

      4. DUTIES OF HEARTSOFT. HEARTSOFT shall be responsible for all development, manufacturing and packaging of Safari. HEARTSOFT shall also be responsible for all customer support. This support shall include the operation of a toll-free customer support telephone line during published times.

      4.1 HEARTSOFT shall be responsible for generating invoices to MEGASYSTEMS.

      4.2 HEARTSOFT shall have the primary responsibility to develop applicable sales literature. MEGASYSTEMS shall assist in the development of such sales literature by supplying HEARTSOFT with samples of other sales literature, and by coordinating input to the sales literature from the retail distribution network.

      4.3 As the manufacturer of Safari, HEARTSOFT recognizes and accepts the fact that it may, from time to time, be called upon by MEGASYSTEMS to assist MEGASYSTEMS in the execution of its duties. HEARTSOFT agrees to assist MEGASYSTEMS on a reasonable basis.

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      5. SHIPPING. Unless other arrangements are made beforehand, all orders for Safari shall be shipped directly from HEARTSOFT's location. HEARTSOFT shall be responsible for all shipping expense for Safari.

      6. LICENSE. It is mutually acknowledged that it will be necessary to co-brand the MEGASYSTEMS name onto the Safari packaging to facilitate product distribution through the retail distribution network. MEGASYSTEMS agrees to license HEARTSOFT to add the MEGASYSTEMS name and logo onto the Safari packaging. HEARTSOFT accepts this license and agrees to add the MEGASYSTEMS name and logo to any Safari product delivered to the retail distribution network.

      7. COMMISSIONS. HEARTSOFT agrees to pay to MEGASYSTEMS a commission equal to ___ percent ( %) per copy on list price of all net sales of Safari within the retail distribution network as payment for services rendered by MEGASYSTEMS under this agreement. Net Sales shall be defined for purposes of this paragraph as Total Sales of Safari, less any returns.

      8. PAYMENTS. Within ten (10) business days following the receipt of payment of one or more Safari invoices, MEGASYSTEMS shall remit to HEARTSOFT the gross payment for Safari product, less an amount equal to any applicable commissions due MEGASYSTEMS, plus any accumulated shipping expenses and any other expenses that have been PRE-APPROVED by HEARTSOFT. See attached Exhibit A for current understanding of pricing, calculation of invoice, MEGASYSTEMS collection of an invoice and deduction of fees and expenses when remitting payment to HEARTSOFT. MEGASYSTEMS agrees to provide reasonable audit access to any relevant portion of its bookkeeping to HEARTSOFT for verification and validation.

      9. REPORTING. MEGASYSTEMS routinely receives on a monthly basis a collection of reports from the retail distribution network that reflect "sell to" and "sell through" for certain retail channels. MEGASYSTEMS shall endeavor to forward to HEARTSOFT such information from these reports that relates to Safari within seven (7) business days of receipt by MEGASYSTEMS. Although it cannot guarantee the accuracy or completeness of these reports, MEGASYSTEMS will attempt to insure that HEARTSOFT receives the best available information.

      10. TERMINATION. Either party hereto may, without prejudice to any right or remedy it may have due to any failure of the other party to perform its obligations hereunder, terminate this Agreement at any time upon sixty (60) days written notice hereof. In the event of such termination by Heartsoft, MEGASYSTEMS shall be entitled to payment for services performed, shipping charges paid or incurred, pre-approved expenses paid or incurred, commissions earned prior to the effective date of the termination as well as commissions due for a period of ninety (90) days following the effective date of termination. Additionally, HEARTSOFT shall be entitled to payment from MEGASYSTEMS until all sales conducted under the terms of this Agreement have been fully paid.

      11. DEFAULT. A default by either MEGASYSTEMS or HEARTSOFT in the performance of its obligations hereunder shall be grounds for termination of this Agreement.

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      11.1  In the event of termination by a default on the part of Heartsoft,
            MEGASYSTEMS shall be entitled to payment for services performed, shipping charges paid or incurred, pre-approved expenses paid or incurred, commissions earned prior to the effective date of the termination as well as commissions due for a period of ninety (90) days following the effective date of termination.

      11.2 In the event of a default on the part of MEGASYSTEMS, MEGASYSTEMS shall only be entitled to payment for services performed, shipping charges paid or incurred, pre-approved expenses paid or incurred, and commissions earned prior to the effective date of the termination.

      11.3 In addition to the above, both parties shall retain all of their remedies and rights as me be afforded by law.

      12. PROPRIETARY RIGHTS AND CONFIDENTIALITY. MEGASYSTEMS and its agents and employees shall maintain confidentiality of, and not disclose to others, any confidential or proprietary information of HEARTSOFT which it may now have or may hereafter obtain, including without limitation specifications, technical reports, customer lists and product plans relating to HEARTSOFT's business or products.

      13. INDEPENDENT CONTRACTOR STATUS. MEGASYSTEMS, its principals, agents and employees, shall perform all services under this Agreement as "Independent Contractors" and not as employees or agents of HEARTSOFT. MEGASYSTEMS is not authorized to assume or create any obligations or responsibilities, expressed or implied, on behalf of, or in the name of HEARTSOFT, or to bind HEARTSOFT in any manner.

      14. INDEMNIFICATION. HEARTSOFT hereby agrees to indemnify and hold harmless MEGASYSTEMS from any costs, expenses, claims, damages, judgments or suits (including reasonable attorney's fees) which may be asserted or levied against MEGASYSTEMS while in the performance of its obligations hereunder; provided same are not occasioned by acts or deeds of fraud or misrepresentation on the part of MEGASYSTEMS. In addition, HEARTSOFT hereby agrees to defend, indemnify and hold MEGASYSTEMS harmless from all losses, damages, liabilities, costs, and expenses (including reasonable attorney's fees) which may be incurred by MEGASYSTEMS as a result of any judgment, or proceeding against HEARTSOFT in which it is determined or alleged that the marketing or use of HEARTSOFT'S products infringe on any patent, copyright, trademark, trade secret or other proprietary or contractual right of any third party, provided that MEGASYSTEMS promptly notifies HEARTSOFT of any such claim or proceeding in writing, surrogate to HEARTSOFT their right to defend and settle such claim or proceeding at HEARTSOFT's expense. MegaSystems agrees to cooperate with HEARTSOFT in defending or settling any such claim or proceeding.

      MEGASYSTEMS hereby agrees to indemnify and hold harmless HEARTSOFT from any costs, expenses, claims, damages, judgments or suits (including reasonable attorney's fees) which may be asserted or levied against HEARTSOFT while in the performance of its obligations hereunder; provided same are not occasioned by acts or deeds of fraud or misrepresentation on the part of

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HEARTSOFT with the exception of costs, expenses, claims, judgments or suits that HEARTSOFT'S products infringe on any patent, copyright, trademark, trade secret or other proprietary or contractual right of any third party.

      15. NOTICES. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other part at the address shown above, or at such other address or addresses as either party may designate in writing to the other in accordance with this paragraph.

      16. PRONOUNS. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular shall include the plural, and vice versa.

      17. ENTIRE AGREEMENT. This Agreement and the Addenda and Schedules attached hereto (if any) shall constitute the entire agreement between the parties and supercedes all prior agreements and understanding, whether written or oral, relating to the subject matter of this Agreement.

      18. AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by both MEGASYSTEMS and HEARTSOFT.

      19. SUCCESSORS AND ASSIGNS. This Agreement is nontransferable, without prior written consent of both parties, and may not be assigned to their respective heirs, successors or assigns without this consent.

      20. GOVERNING LAW. In the event of any dispute between MEGASYSTEMS and HEARTSOFT, both parties agree that the dispute shall be resolved through arbitration in a neutral State under the auspices of the American Arbitration Association within thirty (30) days following the termination of this Agreement. Any award rendered shall be final and conclusive upon the parties.

      21. MISCELLANEOUS.

            21.1 No delay or omission by MEGASYSTEMS or HEARTSOFT in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by either party to the other on one occasion shall be effective only in that instance and shall not be construed as a bar or waiver of any right on any subsequent occasion.

            21.2 The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit, or affect the scope or substance of any section of this Agreement.

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            21.3 In the event that any provision of this Agreement shall be deemed invalid, illegal or otherwise unenforceable, the validity, legality and enforceability or the remaining provisions shall in no way be affected or impaired thereby.


      IN WITNESS THEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as set forth below effective on the date written above.


      MEGASYSTEMS, LP                     HEARTSOFT, INC.


      By: /s/ Michael A. Sauter           By: /s/ Benjamin P. Shell
          --------------------------        ----------------------------------

      Name: Michael A. Sauter             Name: Benjamin P. Shell

      Title: Vice President               Title: CEO

      Date: August 7, 2001                Date: August 14, 2001








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